Morgan Stanley & Co. International plc

25 Cabot Square, Canary Wharf

London E14 4QA

United Kingdom

Credit Suisse Securities (USA) LLC

Eleven Madison Avenue

New York, N.Y. 10010

United States

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

China Renaissance Securities (Hong Kong) Limited

Unit 901, Agricultural Bank of China Tower

50 Connaught Road Central, Central

Hong Kong

VIA EDGAR AND E-MAIL

December 8, 2014

Barbara C. Jacobs, Assistant Director

Matthew Crispino, Staff Attorney

Gabriel Eckstein, Staff Attorney

Stephen Krikorian, Accounting Branch Chief

Ryan Rohn, Staff Accountant

Division of Corporation Finance

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:	Momo Inc.
Registration Statement on Form F-1, as amended (Registration No. 333-199996)

Ladies and Gentlemen:

We hereby join Momo Inc. (the “Company”) in connection with its request for acceleration of the above-referenced Registration Statement, requesting effectiveness at 4:30 p.m., Eastern Standard Time on December 10, 2014, or as soon thereafter as practicable.

Pursuant to Rule 460 of the General Rules and Regulations promulgated under the Securities Act of 1933, as amended, we wish to advise you that, through the date hereof, 4,609 copies of the Company’s preliminary prospectus dated November 28, 2014 were distributed to prospective underwriters, institutional investors, dealers and others.

The undersigned advise that the underwriters have complied and will continue to comply with Rule 15c2-8 under the Securities Exchange Act of 1934, as amended.

[Signature page follows]

Very truly yours,

As representative of the several underwriters

MORGAN STANLEY & CO.

INTERNATIONAL PLC

By:	/s/ Alain Lam
Name:	Alain Lam
Title:	Managing Director

[Signature page to Underwriters’ Acceleration Request]

Very truly yours,

As representative of the several underwriters

CREDIT SUISSE SECURITIES (USA) LLC

By:	/s/ Imran Khan
Name:	Imran Khan
Title:	Managing Director

[Signature page to Underwriters’ Acceleration Request]

Very truly yours,

As representative of the several underwriters

J.P. MORGAN SECURITIES LLC

By:	/s/ Gregor Feige
Name:	Gregor Feige
Title:	Executive Director

[Signature page to Underwriters’ Acceleration Request]

Very truly yours,

As representative of the several underwriters

CHINA RENAISSANCE SECURITIES

(HONG KONG) LIMITED

By:	/s/ Jason Lam
Name:	Jason Lam
Title:	Managing Director

[Signature page to Underwriters’ Acceleration Request]